EXHIBIT 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
STRATA Skin Sciences, Inc.
We consent to the incorporation by reference in the Registration Statements of STRATA Skin Sciences, Inc. and Subsidiary on Form S-3 (Nos. 333-139056, 333-145740, 333-159274, 333-189118, 333-194649, 333-198249, and 333-205797) and Form S-8 (Nos. 333-136183, 333-161286, 333-189119, and 333-208397) of our report dated March 13, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, which report is included in this Annual Report on Form 10-K to be filed on or about March 13, 2017.

/s/ EisnerAmper LLP

New York, New York
March 13, 2017

E-23.1